WORKING CAPITAL LOAN AGREEMENT

This Working Capital Loan Agreement ("Agreement") is made and entered into this 30th day of April, 2011 (the "Signing Date"), by and among Eternal Image, Inc., a Delaware Corporation ("Borrower"), Waterloo International Funeral Supply, LLC, an Indiana limited liability company ("Lender"), and Clint Mytych, as limited guarantor ("Mytych").

RECITALS

A. Borrower possesses rights under certain licenses and sublicenses for the use of trademarks and dress on products in the casket, urn, and memorial products industries.

B. Lender is a wholesaler and distributer of caskets, urns and related memorial products.

C. In order to protect Borrower's rights under the licenses and sublicenses, Borrower has borrowed and wishes to further borrow from Lender and Lender has loaned and wishes to further loan to Borrower funds subject to the terms and conditions set forth below.

D. On March 1, 2011, Lender paid the sum of Fifty Thousand Dollars ($50,000) to Borrower (such March 1, 2011 payment hereinafter referred to as the "First Cash Advance"). Lender and Borrower desire the First Cash Advance to be governed by this Agreement, subject to the terms and conditions set forth below.

E. On March 31, 2011, Lender paid the sum of Fifty Thousand Dollars ($50,000) to Borrower (such March 31, 2011 payment hereinafter referred to as the "Second Cash Advance"). Lender and Borrower desire the Second Cash Advance to be governed by this Agreement, subject to the terms and conditions set forth below.

F. On April 13, 2011, Lender paid the sum of Four Thousand Three Hundred Dollars ($4,300) to Borrower (such April 13, 2011 payment hereinafter referred to as the "Third Cash Advance"). Lender and Borrower desire the Third Cash Advance to be governed by this Agreement, subject to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the recitals above and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. **Loan Amount.** Lender promises to loan to Borrower an amount up to the principal sum of Five Hundred Twenty-Five Thousand Dollars ($525,000) (the "Maximum Credit Limit"). Borrower may obtain cash advances by giving Lender a written request stating the amount of the advance requested and the proposed use of such advance. If the proposed use is approved by Lender to be consistent with the permitted uses described in Section 7 of this Agreement, Lender

shall, within ninety (90) days, fund Borrower's request for a cash advance; provided, however, the total unpaid principal balance of Borrower's cash advances (the "Principal Balance") may not exceed the Maximum Credit Limit, which Maximum Credit Limit shall include the One Hundred Four Thousand Three Hundred Dollars ($104,300) already disbursed under the First Cash Advance, Second Cash Advance and Third Cash Advance. Notwithstanding anything herein to the contrary, Lender shall loan to Borrower cash advances in an aggregate amount equal to the Maximum Credit Limit within ninety (90) days of the Signing Date.

2. **Promise to Pay; Responsibility for Payment.** Borrower's obligations under this Agreement are absolute and unconditional. Borrower promises to pay to Lender all amounts due under this Agreement, including, but not limited to, the Principal Balance, all applicable interest, and all other fees, charges, and amounts Borrower may owe under this Agreement, all without relief from valuation and appraisement laws. For purposes of this Agreement, the outstanding balance of all amounts Borrower owes to Lender under this Agreement is collectively referred to as the "Account Balance". Borrower agrees to be legally responsible and liable for payment of the Account Balance.

3. **Effective Date.** Each cash advance under this Agreement shall have an Effective Date. For the purposes of this Agreement, the Effective Date for a cash advance shall be the day upon which Lender disburses the funds for the cash advance.

4. **Maturity Date.** Each cash advance under this Agreement shall have a Maturity Date. For the purposes of this Agreement, the Maturity Date for a cash advance shall be the fourth anniversary of the cash advance's Effective Date. Upon the Maturity Date of a cash advance, the principal balance, applicable interest and all other fees, charges and amounts Borrower owes with connection to that cash advance shall become immediately due and payable to Lender.

5. **Interest Rate.** Interest under this Agreement shall be computed on the basis of three hundred sixty-five (365) days per year. From a cash advance's Effective Date until the second anniversary of said Effective Date (the "Initial Interest Rate Period"), interest shall accrue on the principal balance of the cash advance at a rate of four percent (4%) per year. Upon the expiration of the cash advance's Initial Interest Rate Period and until the cash advance's Maturity Date, interest shall accrue on the principal balance of the cash advance at a rate of six percent (6%) per year. Notwithstanding anything herein to the contrary, after a cash advance's Maturity Date, interest shall accrue on the principal balance of that cash advance at a rate of ten percent (10%) per year. Similarly, for all periods where Borrower is in default of this Agreement, interest shall accrue on the Principal Balance at a rate of ten percent (10%) per year. Notwithstanding the foregoing, in no event shall interest accrue or be payable in connection with this Agreement in an amount in excess of that permitted under applicable law. If interest computed under this section would exceed the amount permitted under applicable law, interest shall rather accrue at the maximum rate permitted by law.

6. **Payments.** Borrower shall make payments on interest accrued on each cash advance quarterly and in arrears (the "Quarterly Payments"). The Quarterly Payments for a cash advance shall commence on the same day of the third month after the cash advance's Effective Date and shall continue to become due on the same day of every third month thereafter until the cash advance's Maturity Date. Any payments Borrower makes under this Agreement shall specify, in writing, the cash advance to which Lender shall apply the payment. Payments under this Agreement will be applied first to any fees or charges due under the Agreement not related to a particular cash advance, including reasonable costs of collection and attorneys' fees, second to any fees or charges due under the Agreement and related to the cash advance specified in the payment, including reasonable costs of collection and attorneys' fees, third to interest accrued on the cash advance specified by the payment, and finally to unpaid principal on the cash advance specified by the payment. For the purposes of this Section 6, "reasonable costs of collection and attorneys' fees" shall not include Lender's legal fees incurred prior to the Signing Date.

7. **Use of Funds.** Borrower shall not use any advance under this Agreement for any use that is inconsistent with the proposed uses previously provided to Dean Kelly and to which Lender and Dean Kelly agree.

8. **Previous Cash Advances.** The parties expressly agree that this Agreement shall govern the First Cash Advance, the Second Cash Advance, and the Third Cash Advance. The Effective Date of the First Cash Advance was March 1, 2011, and the Quarterly Payments for the First Cash Advance shall commence on June 1, 2011. The Effective Date of the Second Cash Advance was March 31, 2011, and the Quarterly Payments for the Second Cash Advance shall commence on June 31, 2011. The Effective Date of the Third Cash Advance was April 13, 2011, and the Quarterly Payments for the Third Cash Advance shall commence on July 13, 2011. The parties hereby expressly agree that the First Cash Advance, the Second Cash Advance, and the Third Cash Advance shall also be secured by the collateral described in Section 11 of this Agreement.

9. **Lender's Representation on Borrower's Board of Directors.** From the Signing Date until the later of either the Maturity Date of the last cash advance made under this Agreement or Borrower's repayment of the Account Balance in full, Lender shall have the right to designate one individual as a member of Borrower's Board of Directors (such member hereinafter referred to as "Lender's Designee"). Borrower shall execute all documents Lender reasonably determines to be necessary to effectuate Lender's right to designate Lender's Designee to Borrower's Board of Directors. Lender's selection and appointment of Lender's Designee shall be at the sole and complete discretion of Lender. Lender's Designee shall possess all voting, participation and other rights and privileges associated with membership on Borrower's Board of

Directors. In the event Lender's Designee is removed from Borrower's Board of Directors, the entire Account Balance shall become immediately due and payable to Lender. For the purposes of this section, Lender's Designee may resign by submitting a written letter of resignation via certified mail to Borrower at the address specified in Section 15 regarding Notice below.

10. Lender's Bonus upon Acquisition of Borrower. In the event Borrower is sold or otherwise acquired on or before the fifth anniversary of the Signing Date, Borrower shall pay to Lender a bonus (the "Sale Bonus") equal to (1) eight percent (8%) of the net amount paid to buy, acquire, or control Borrower, which net amount shall include the market value of any in-kind transfers to effectuate the sale or acquisition of Borrower; provided, however, the Sale Bonus shall not exceed One Million Dollars ($1,000,000). The rights and obligations provided in this Section 10 shall survive any termination or expiration of this Agreement. For the purposes of this provision, an event of sale or acquisition of Borrower shall mean a sale of or acquisition in the majority of Borrower's issued and outstanding Preferred Stock.

11. Collateral and Security. To further secure to Lender the prompt, full and faithful payment and performance of Borrower's obligations under this Agreement, Mytych pledges and assigns fifty percent (50%) of Borrower's total issued and outstanding Preferred Stock as of the Signature Date (the "Pledged Shares") and signs this Agreement as limited guarantor.

11.1 Mytych's Limited Guaranty. Mytych's obligations as limited guarantor under this Agreement are secured by a pledge of the Pledged Shares, pursuant to the Security Agreement identified in Section 11.3 below. Mytych's individual, personal obligations under this Agreement shall not exceed the value of the Pledged Shares or proceeds therefrom.

11.2 Escrow Agreement. Contemporaneously with the execution of this Agreement, Borrower or Mytych will deliver to Escrow Agent, certificate or certificates (collectively the "Certificate"), representing fifty percent (50%) of Borrower's total issued and outstanding Preferred Stock, duly endorsed for transfer to Lender. Borrower, Lender, and Mytych have entered into an Escrow Agreement (the "Escrow Agreement") of even date, to further describe the circumstances under which and to whom the Escrow Agent shall deliver the Certificate. A true and accurate copy of the Escrow Agreement is attached hereto as Exhibit A.

11.3 Security Agreement. Borrower, Lender, and Mytych have also entered into a Security Agreement (the "Security Agreement") of even date to grant Lender a security interest in the Pledged Shares and govern each party's rights to and obligations regarding the same. A true and accurate copy of the Security Agreement is attached hereto as Exhibit B.

12. Anti-Dilution. From the Signing Date until the later of the Maturity Date of the last cash advance made under this Agreement or Borrower's repayment of the Account Balance in full, Borrower shall not issue additional shares of Borrower's Preferred Stock.

13. Option to Consolidate Quarterly Payments and Maturity Dates. Notwithstanding anything herein to the contrary, once Lender has disbursed aggregate cash advances in an amount equal to the Maximum Credit Limit, the parties shall agree, in writing, to consolidate the Quarterly Payments owed under this Agreement and to designate one Maturity Date for all cash advances.

REMEDIES AND DEFAULT

14. Remedies.

14.1 Events of Default. For the purposes of this Agreement, the term "Event of Default" shall mean any of the following: (i) the making of any false or inaccurate representation in this Agreement, (ii) the breach of any warranty made in this Agreement, or (iii) the failure to observe or comply with any provision or covenant in this Agreement, and such default is not cured to the reasonable satisfaction of the non-defaulting party within fifteen (15) days of the date notice of such default is given, which notice shall specify with reasonable particularity the basis for the default claimed.

14.2 Available Remedies. If an Event of Default occurs, the party not in default may seek the following remedies, which shall be cumulative and are not mutually exclusive:

14.2.1 All legal and equitable remedies available.

14.2.2 The reasonable attorneys' fees, expenses, and costs incurred in connection with an Event of Default.

14.3 Specific Performance. The parties agree that it may be impossible to measure in money the damages which will accrue to a party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if a party institutes any action or proceeding against the other party to specifically enforce the provisions of this Agreement, the party against whom such action or proceeding is brought shall be deemed to waive the claim or defense that such party has an adequate remedy at law.

14.4 Borrower's Right to Cure Monetary Default. Notwithstanding anything herein to the contrary, upon Lender's notice of default, Borrower shall have the right to cure any default arising from Borrower's failure to make any payment under this Agreement when due and payable for a period of ninety (90) days (the "Cure Period"). Upon expiration of the Cure Period, if the monetary default remains, the entire Account Balance shall become immediately due and payable to Lender.

MISCELLANEOUS

15. Notices.

15.1 Written Notice. Any notice, designation, consent, delivery, approval, offer, acceptance, delivery, statement, request, or other communication required or allowed under this Agreement ("Notice") shall be in writing. Any action required under this Agreement that is a term within the definition of "Notice" also shall be in writing.

15.2 Place of Notice. Notice to a party shall be given at the party's address stated below, or at such other address as a party may designate in a Notice to the other party:

If to Lender:	Waterloo International Funeral Supply, LLC Attention: Tony Fifer, President 950 West Union Street Waterloo, Indiana 46793
If to Borrower:	Eternal Image, Inc. Attention: Clint Mytych, President & CEO 28800 Orchard Lake Road Suite 130 Farmington Hills, Michigan 48334
If to Mytych:	Clint Mytych 28800 Orchard Lake Road Suite 130 Farmington Hills, Michigan 48334

15.3 Manner of Giving Notice. Notice shall be deemed given when:

15.3.1 Personal service of the Notice is made on the party to be notified (but the party need not be at the address designated under Section 12.2;

15.3.2 The Notice is mailed to the party to be notified by means of certified or registered U.S. mail, return receipt requested, postage prepaid; or

15.3.3 The Notice is sent to the party to be notified by express courier such as "Federal Express" or such other similar carrier guaranteeing next day delivery.

15.4 Refusal to Accept Notice. Refusal by a party to accept a Notice shall not affect the giving of the Notice.

16. Attorneys' Fees. In the event of any litigation regarding the construction, enforcement, or validity of this Agreement, in addition to any other relief, the prevailing party shall be entitled to recover his reasonable costs incurred, including attorneys' fees.

17. Assignability. A party may not assign the party's rights or obligations under this Agreement, unless the party first obtains the written consent of the other party.

18. Modification in Writing. No amendment, modification, supplement, termination, consent of waiver of or to any provision of this Agreement nor any consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by or on behalf of all parties. Any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision in this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

19. Waivers; Failure or Delay. No failure or delay in the exercise of any power, right, remedy or privilege under this Agreement shall impair such power, right remedy or privilege or shall operate as a waiver thereof; nor shall any single or partial exercise of any such power, right remedy or privilege preclude an other or further exercise of any other power, right, remedy or privilege. The waiver of any such right, power, remedy or privilege with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances.

20. Governing law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Indiana (without reference to conflict of law principles). THE PARTIES HEREBY IRREVOCABLY (A) CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTINO OF ANY INDIANA STATE COURT SITTING IN ALLEN COUNTY, INDIANA, OR ANY UNITED STATES OF AMERCIA COURT SITTING IN THE NORTHERN DISTRICT OF INDIANA. IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT; AND (B) WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTINO RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but it any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be

ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

22. **Execution in Counterparts.** This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.

23. **Incorporation of Recitals.** The recitals set forth above are incorporated herein as though set forth fully herein.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWER
Eternal Image, Inc.
By:____________________________
Printed: Clint Mytych
Its: President & CEO

LENDER
Waterloo International Funeral Supply, LLC
By:____________________________
Printed: Tony Elfer
Its: President

CLINT MYTYCH

____
As Limited Guarantor/Pledgor